Exhibit 99.1

 IXI Shares Advisors

XShares Advisors LLC Announces Liquidation and Dissolution of
AirShares™ EU Carbon Allowances Fund

NEW YORK (July 23, 2009) –XShares Advisors LLC, a registered investment adviser and commodity pool operator, today announced that it has determined to liquidate AirShares™ EU Carbon Allowances Fund (the “Fund”) effective as of July 31, 2009 and subsequently dissolve the Fund. The Fund’s Shares are listed on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “ASO”.

XShares Advisors LLC has carefully considered current market conditions and thereafter determined that, as a result of the Fund’s small size, inability to attract significant market interest since its inception and future viability, as well as the prospects for growth in the Fund’s assets in the foreseeable future, it was advisable and in the best interests of the Fund and its shareholders to liquidate the Fund.

July 31, 2009, will be the last day of trading for the Fund’s Shares on NYSE Arca and the last day on which creation unit aggregations of Fund Shares may be purchased or redeemed.

NYSE Arca will halt trading in the Shares of the Fund before the open of trading on August 3, 2009, and the Fund will be closed to new investment on that date.  Shareholders may sell their Shares on or prior to July 31, 2009. All sales of Shares to a broker-dealer, whether before or after July 31 2009, will be subject to typical transaction fees and charges. All shareholders of record remaining on July 31, 2009, will receive cash equal in the amount of the net asset value of their Shares as of July 31, 2009, which will include any capital gains and dividends into the cash portion of their brokerage accounts.  Fund shareholders remaining on July 31, 2009 will not incur transaction fees to sell their Shares.  Other costs of closing the Fund will be borne by XShares Advisors.

Effective immediately, the Fund will begin the process of liquidating its portfolio.  As a result, the Fund will no longer pursue its investment objective.  Transaction costs incurred by the Fund in liquidating its portfolio will be reflected in the Fund’s net asset value.

The Fund intends to file a Form 15 with the U.S. Securities and Exchange Commission (“SEC”) on or about August 3, 2009 to voluntarily deregister its Shares and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Fund is eligible to deregister because it has fewer than 300 common stock shareholders of record. Upon the filing of the Form 15, the Fund’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended and accordingly, the Fund does not intend to file its Form 10-K for the fiscal year ending July 31, 2009 with the SEC. The Fund expects that the deregistration of its Shares will become effective 90 days after the date of filing the Form 15 with the SEC.

For additional information about the liquidation, shareholders of the Fund may call XShares Advisors LLC at 1-800-925-2870.

About XShares Advisors LLC
XShares Advisors LLC is a registered investment advisor that provides investment advisory services to exchange-traded funds. XShares Advisors LLC also partners with major institutions and index providers seeking to bring innovative exchange-traded funds to market using its administrative platform. In addition, XShares Advisors LLC both creates and licenses distinctive intellectual property for its ETFs, developing products that allow for innovative trading strategies and alternative investments for the financial community. For more information, visit the company’s website at: www.xsharesadvisors.com.

Forward-Looking Information
This press release contains forward-looking statements, including, for example, the statement that the Fund expects that the deregistration of the Shares will become effective 90 days after the date of filing the Form 15 with the SEC. This information may involve known and unknown risks, uncertainties and other factors that may cause the Fund’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Fund’s future plans, strategies and expectations, are generally identifiable by the use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, or “project”, the negative of these words, other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect and the Fund cannot assure investors that the projections included in these forward-looking statements will come to pass. The Fund’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. The fund has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Fund assumes no obligation to revise or update any such forward-looking statements. Although the Fund undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, investors are advised to consult any additional disclosures that the Fund may make directly to them or through reports the Fund in the future files with the SEC.

There are risks involved with investing in exchange-traded funds, including possible loss of money. The Fund is not actively managed and is subject to risks similar to stocks, including those related to short selling and margin maintenance. The Fund’s Prospectus is not an offer to buy or sell the portfolio shares, nor is the Fund soliciting an offer to buy its shares in any jurisdiction where the offer or sale is not permitted.

Although the Fund is a commodity pool, it is a passively managed, equity product that trades throughout the day on an exchange. It does not track an index.

Commodity trading is speculative and involves a high degree risk. An investment in the Fund may also be subject to risks associated with foreign investing including losses based on: currency fluctuation, and political and/or economic uncertainty. Shares of the Fund are intended to reflect the price of a basket of EUAs. The market for EUAs may be volatile and illiquid. Funds focusing on a single commodity, such as the Fund, generally experience higher volatility than a diversified commodity pool.

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